KINGSTONE

FOR IMMEDIATE RELEASE

Kingstone Approved to Write Property and Casualty Insurance in New Jersey

Company Now Approved to Write in Five States
Company also Appoints Strategic Investment Management Services to Manage Fixed Income Portfolio

Kingston, NY — November 9, 2015 – Kingstone Companies, Inc. (Nasdaq: KINS) (the "Company" or "Kingstone"), a multi-line property and casualty insurance holding company, today announced that its subsidiary, Kingstone Insurance Company, was granted approval to write property and casualty insurance in New Jersey from the state's Department of Banking and Insurance.

The addition of New Jersey marks the fifth state where the Company is authorized as an admitted carrier of property and casualty insurance. In addition to New York and Pennsylvania, Kingstone also was licensed by Connecticut and Texas in the last three months. The Company has applications for admission pending in one additional state that shares similar catastrophe exposure and opportunities as New York.

The Company also announced that it has appointed Strategic Investment Management Services (SIMs), a division of Raymond James & Associates, Inc., to manage its fixed income portfolio (other than RMBS), effective November 1, 2015.

Kingstone's Chairman and CEO, Barry Goldstein, stated, "We are pleased to add New Jersey as the fifth state in which Kingstone is licensed. It is our expectation that we can effectively leverage our reputation with our producers in New York and roll out an agency-only distribution model. We have recently added three states as part of our geographic expansion plans, and look forward to launching our new business efforts."

Mr. Goldstein continued, "In addition, we also announced the appointment of SIMs to manage most of our fixed-income investments. We felt that given the growth in Kingstone and in our investment portfolio, that it was prudent to retain the services of a well-respected investment manager such as SIMs. We will maintain our conservative philosophy of capital preservation and income generation in our portfolio."

About Kingstone Companies, Inc.

Kingstone is a property and casualty insurance holding company whose principal operating subsidiary, Kingstone Insurance Company, is domiciled in the State of New York. Kingstone is a multi-line property and casualty insurance company writing business exclusively through independent retail and wholesale agents and brokers. Kingstone is licensed to write insurance policies in New York, Pennsylvania, Texas, Connecticut, and New Jersey. Kingstone offers property and casualty insurance products to individuals and small businesses primarily in New York State.

Forward-Looking Statement

Statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. More information about these factors can be found in Kingstone's filings with the Securities and Exchange Commission, including its latest Annual Report filed with the Securities and Exchange Commission on Form 10-K.

Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Kingstone Companies, Inc.
Amanda Goldstein
Investment Relations Director
(845) 802-7900

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INVESTOR RELATIONS:
The Equity Group Inc.
Adam Prior
Senior Vice-President
(212) 836-9606 / aprior@equityny.com